EXHIBIT 10.5

DaVita Inc.

Stock Appreciation Rights Agreement under the

DaVita Inc. 2011 Incentive Award Plan

- Executive Officer

Primary Terms

Grantee:	Sample Example

SSN:	123-45-6789

Address:	1234 Any Street
Apt. # A
Any Town, US 12345

Grant Date:

Base Shares:	2,000

Base Price per Share:	$80.0000

Expiration Date:	[5 years from grant date]

Plan Name:	2011 Incentive Award Plan

Plan ID#:	2011

Vesting Schedule:	SSAR 48 Month Spread

500 on 07/01/2012
125 on 10/01/2012
125 on 01/01/2013
125 on 04/01/2013
125 on 07/01/2013
125 on 10/01/2013
125 on 01/01/2014
125 on 04/01/2014
125 on 07/01/2014
125 on 10/01/2014
125 on 01/01/2015
125 on 04/01/2015
125 on 07/01/2015

The terms set forth above, together with the terms and conditions attached, constitute one agreement.

Note: Please mark and initial any correction to the Name, SSN and/or Address shown on this page before returning a signed copy of this agreement to the Stock Plan Administrator.

This Stock Appreciation Rights Agreement is dated as of              (“Grant Date”) by and between DaVita Inc., a Delaware corporation (“Company”) and Sample Example (“Grantee”) pursuant to the DaVita Inc. 2011 Incentive Award Plan (“Plan”). Capitalized terms that are used but not defined in this document shall have the meanings set forth in the Plan.

1. Grant of SAR.

The Company hereby grants to the Grantee the right (“SAR”) to receive with respect to all or any portion of 2,000 shares (“Base Shares”) of the common stock of the Company (“Common Stock”) a number of shares (“Gain Shares”) of Common Stock with a Fair Market Value equal to the amount by which the Fair Market Value of one share of Common Stock on the date on which the SAR is exercised exceeds a base price of $80.0000 per share (“Base Price”).

2. Term of SAR.

(a) This SAR shall be effective for the period (“Term”) from the Grant Date shown above through [July 1, 2016] (“Expiration Date”).

(b) In the case of the termination of the Grantee’s employment with the Company for any reason (whether voluntary or involuntary) (“Severance”), the following rules shall apply in determining the date on which the SAR shall terminate.

(i) If the Grantee dies while employed by the Company or during the three (3) month period immediately subsequent to his or her Severance, the SAR shall terminate one (1) year from the date of the Severance.

(ii) If the Grantee was disabled (within the meaning of Section 22(e)(3) of the Code) at the time of his or her Severance, the SAR shall terminate one (1) year following the Severance.

(iii) In all other cases, the SAR shall terminate three (3) months following the Severance.

(iv) Notwithstanding the foregoing, the SAR shall terminate no later than the Expiration Date, regardless of whether or not Grantee remains in the employ of the Company.

(c) If the Grantee is transferred between the Company and a subsidiary thereof, or vice versa, or between subsidiaries, Severance shall not be deemed to have occurred.

(d) If there is a meaningful reduction, determined in the Company’s sole discretion, in both the Grantee’s duties and responsibilities and the level of the Grantee’s regular cash compensation for an extended or indefinite period of time, the Company reserves the right to unilaterally revoke some or all of the unvested portion of the SAR.

3. Exerciseability.

(a) The Base Shares subject to this SAR shall become exerciseable (“vest”) on the dates indicated under the Vesting Schedule table above such that this SAR shall be fully exerciseable on the last date listed on such table; provided, however, that such vesting shall cease at the time of Grantee’s Severance.

(b) These installments shall be cumulative, so that this SAR may be exercised as to any or all of the Base Shares covered by an installment at any time or times after the installment becomes vested and until this SAR terminates.

(c) The foregoing notwithstanding, in the event that either (i) in connection with a “Change of Control” (defined below), the “Acquiror” (defined below) fails to assume, convert or replace this SAR, or (ii) the Grantee’s employment is terminated within the twenty-four (24) month period following a Change of Control by the Company (or the Acquiror) other than for “Cause” (defined below) or, if applicable, by the Grantee in accordance with the termination for “Good Reason” provisions of the Grantee’s employment agreement, if any, then, in any such case, this SAR shall automatically vest and become immediately exerciseable in its entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the Grantee’s employment in the case of (ii). For purposes of this agreement, a “Change of Control” is defined herein as (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), or (ii) any merger or consolidation or reorganization in which the Company does not survive, or (iii) any merger or consolidation in which the Company survives, but the shares of the Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, or (iv) any transaction in which more than 50% of the Company’s assets are sold, provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the six months prior to such transaction becomes the Chief Executive Officer or Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the transaction and (y) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction. For purposes of this Agreement, “Cause” means: (1) a material breach by the Grantee of those duties and responsibilities of the Grantee which do not differ in any material respect from the duties and responsibilities of the Grantee during the ninety (90) day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Grantee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; or (3) the conviction of the Grantee of, or a plea of nolo contendere by the Grantee to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.

(d) Except as otherwise provided for herein, the Grantee’s Severance (whether by reason of death or otherwise) shall not accelerate the number of Base Shares with respect to which an SAR may be exercised.

4. Method of Exercising.

This SAR may be exercised by the Grantee upon delivery of the following documents to the Company at its principal executive offices, or as otherwise required in accordance with a broker-assisted cashless exercise program:

(a) Written notice, in the form of a completed exercise election form, specifying the number of Base Shares with respect to which the SAR is being exercised;

(b) Such agreements or undertakings that are required by the Committee pursuant to the Plan; and

(c) Provision for the payment of any taxes (including withholding taxes) which may be required by the Committee.

5. Settlement of SAR.

Upon exercise of the SAR, in whole or in part, the Company shall:

(a) provide for the registration in book-entry form for the Grantee’s benefit of the Gain Shares (rounded down to the nearest whole number, and which may be reduced by any Gain Shares required to be withheld or sold on behalf of the Grantee to satisfy tax withholding requirements), or

(b) deliver to the Grantee a stock certificate representing the Gain Shares (rounded down to the nearest whole number, and which may be reduced by any Gain Shares required to be withheld or sold on behalf of the Grantee to satisfy tax withholding requirements).

6. Clawback Provision.

Notwithstanding any other provision in this agreement to the contrary, Grantee shall be subject to the written policies of the Company’s Board of Directors applicable to Company executives, including without limitation any Board policy relating to recoupment or “clawback” of compensation arising from exercise of this SAR, as they exist from time to time during the Grantee’s employment by the Company and thereafter.

7. Assignments.

(a) This SAR shall be exercisable only by the Grantee during the Grantee’s lifetime, provided that in the event of the death of the Grantee while employed by the Company or during the three (3) month period immediately subsequent to his or her Severance, this SAR may be exercised by any of the Grantee’s executor, heirs or administrator to whom this SAR may have been assigned or transferred as provided in Section 7(b) below.

(b) The rights of the Grantee under this SAR may not be assigned or transferred except by will or by the laws of descent and distribution.

8. No Rights as a Stockholder.

The Grantee shall have no rights as a stockholder of any Base Shares or Gain Shares unless and until the Gain Shares are issued to Grantee upon the exercise of the SAR.

9. Interpretation of SAR.

(a) This SAR is granted under the provisions of the Plan and shall be interpreted in a manner consistent with it.

(b) Any provision in this SAR inconsistent with the Plan shall be superseded and governed by the Plan.

(c) For all purposes under this SAR, employment by the Company shall include employment by the Company or any subsidiary thereof.

10. Restrictions on Transfer of Shares.

The Grantee acknowledges that any Gain Shares issued upon exercise of this SAR may be subject to such restrictions on transfer as the Company may deem necessary to comply with all applicable state and federal securities laws and regulations.

11. Amendments.

Except as provided in Section 2(d) above, this SAR may be amended at any time with the consent of the Company and the Grantee.

12. Non-Competition/Non-Solicitation/Non-Disclosure.

(a) The Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that while Grantee is an employee of the Company and for the one-year period following termination of such relationship for any reason (whether voluntary or involuntary), the Grantee will not directly or indirectly

(i) as an employee, director, principal or shareholder of, independent contractor or consultant to, or equity participant in, member of the board of directors of, or in any other manner, provide any services to any individual, firm, partnership, joint venture, association, corporation, limited liability company, independent practice association, management services organization or other organization, entity or enterprise (a “Person”) other than the Company that engages in activities that are competitive with activities in which the Company or any of its subsidiaries or affiliates are engaged, including providing dialysis, dialysis-related or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, home infusion therapy or direct primary care, anywhere in the world (the “Territory”);

(ii) own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person other than the Company that engages in activities that are competitive with activities in which the Company or any of its subsidiaries or affiliates are engaged, including providing dialysis, dialysis-related or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, home infusion therapy or direct primary care, anywhere in the Territory;

(iii) be an officer, director, consultant, partner, employee, creditor, agent, trustee, independent contractor, or advisor on a paid or unpaid basis of any Person that has been a supplier to or client of the Company or any of its subsidiaries or affiliates;

(iv) be an officer, director, consultant, partner, owner, employee, creditor, agent, trustee, independent contractor, or advisor on a paid or unpaid basis of any physician group or physician partners who provide nephrology-related services;

(v) (x) directly or indirectly induce any employee of the Company, its subsidiaries or affiliates, or any physician with privileges at a facility owned by the Company, its subsidiaries or its affiliates to (A) engage in any activity that Grantee has agreed to refrain from pursuant to (i)-(iv) above or (B) terminate his or her relationship with the Company or any of its subsidiaries or affiliates or (y) directly or indirectly employ, or offer employment to or other similar arrangement with, any Person who is or was during the period of the Grantee’s employment or consulting or advisory relationship with the Company, or was beforehand, employed or engaged by the Company or its subsidiaries or affiliates, including but not limited to a medical director of a facility owned or operated by the Company, its subsidiaries or affiliates, or a physician with admitting privileges at a facility owned, operated or managed by the Company or one of its subsidiaries or affiliates, or

(vi) take any action that results, or might reasonably result in any of the foregoing.

The Grantee acknowledges and agrees that the geographical limitation and duration of this covenant not to compete are reasonable. The Grantee agrees that the services being provided or to be provided by the Grantee to the Company are not limited in geographic scope and that Grantee will have an impact on every location where the Company or its subsidiaries or affiliates currently conducts business as well as areas anywhere in the world where the Company or its subsidiaries or affiliates has or may consider engaging in business. In particular, the Grantee acknowledges that as part of the services being provided by Grantee to the Company Grantee may have been, and is expected to be in the future, involved with operations or activities, including prospective operations or activities, in various places around the world. Therefore, the Grantee acknowledges and agrees that, like the services being provided or to be provided by the Grantee to the Company and its subsidiaries and affiliates, this covenant cannot be limited to any particular country or geographic region.

(b) In addition, Grantee agrees not to disclose or use for his or her own benefit or purposes or for the benefit or purposes of any Person other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company or any of its subsidiaries or affiliates (“Information”); provided, however, the foregoing shall not apply to (i) Information which is not unique to the Company or any of its subsidiaries or affiliates, or (ii) Information which is generally known to the industry or the public other than as a result of the Grantee’s breach of this covenant, or (iii) disclosure that is required by any applicable law, rule or regulation. If Grantee receives such a request to produce Information in his or her possession, Grantee shall provide the Company reasonable advance notice, in writing, prior to producing said Information, so as to give the Company reasonable time to object to Grantee producing said Information. Grantee also agrees that Grantee will not become employed by or enter into service with any Person other than the Company and any of its subsidiaries or affiliates in which Grantee will be obligated to disclose or use any Information, or where such disclosure would be inevitable because of the nature of the position.

(c) If, at any time within (a) the Term of this SAR, or (b) one (1) year after termination of Grantee’s employment with the Company for any reason (whether voluntary or involuntary), whichever is the latest, Grantee (i) breaches the non-competition provision of Section 12(a), (ii) breaches the non-solicitation provision of Section 12(a), (iii) breaches the non-disclosure provision of Section 12(b), (iv) is convicted of a felony, (v) has been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company or any of its subsidiaries or affiliates, or (vi) is excluded from participating in any federal health care program, then (1) this SAR shall terminate effective on the date on which Grantee enters into such activity and (2) the Company may seek temporary, preliminary, and permanent injunctive relief to prevent any actual or threatened breach or continuation of any breach of this Agreement without the necessity of proving actual damages or posting a bond or other security (which Grantee hereby agrees to) and/or an order requiring Grantee to repay the Company any gain realized by Grantee from exercising all or a portion of this Grant.

This agreement may be considered null and void at the discretion of the Company if a signed copy is not returned to the Stock Plan Administrator for the Company no later than 120 days from the Grant Date.

In Witness Whereof, the Company and the Grantee have executed this SAR effective as of the date first written above.

Grantee	Company

Printed Name	Printed Name

Signature	Signature

Title	Title

Division/Department	Division/Department